Exhibit 3.41

ARTICLES OF INCORPORATION

OF

O. H. RUDOLPH, INCORPORATED

One:        The name of this Corporation is: O. H. RUDOLPH, INCORPORATED

Purposes

Two:       The purposes for which this Corporation is formed are:

{a)           Primarily and initially to engage in the business of building construction and the development of real property;

(b)           To engage in any one or more businesses or transactions which the Board of Directors of this Corporation may from time to time authorize or approve, whether related or unrelated to the business described in (a) above or to any other business then or theretofore done by this Corporation;

{c)           To exercise any and all rights and powers which a corporation may now or hereafter exercise;

(d)           To act as principal, agent, joint venturer, partner or in any other capacity which nay be authorized or approved by the Board of Directors of this Corporation; and,

(e)           To transact business in the State of California or in any other jurisdiction of the United States of America or elsewhere in the world.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from the terms or provisions of any other clause but shall be regarded as independent purposes and powers.

Special Purposes

(a)           To purchase, acquire, own, hold, lease either as lessor or lessee, sell, exchange, subdivide, mortgage, deed in trust, develop, operate, improve and build, and generally deal in any and all lands, improved and unimproved, and the products and avails thereof, wheresoever situated.

(b)           To especially deal in the business of building construction, including, but not by way of limitation, commercial and residential development.

Principal Office

Three:           The county in the State of California where the principal office for the transaction of the business of this Corporation is to be located is Santa Clara County.

Authorized Stock

Four:       This corporation is authorized to issue only one class of shares of stock; the total number of such shares is 5,000 and all such shares are to be without par value.

Preferences

Five:       No distinction shall exist between the shares of the Corporation or the holders thereof.

Directors

Six:

(a)           The number of the directors of this corporation shall be three.

(b)           The names and addresses of the persons who are appointed to act as the first directors of this corporation are:

Onslow H. Rudolph, Jr.	287 South El Monte Avenue
Los Altos, California

Richard J. Grenier	745 Santa Ynez
Sunnyvale, California

Earle Henry	284 Santa Margarita Avenue
Menlo Park, California

IN WITNESS WHEREOF, for the purpose of forming this Corporation under the 1aws of the State of California, we, the undersigned, constituting the directors of this corporation, have executed these Articles of Incorporation this 30th day of September, 1960.

/s/Onslow H. Rudolph, Jr.
Onslow H. Rudolph, Jr.

/s/Richard J. Grenier
Richard J. Grenier

/s/Earle Henry
Earle Henry